UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20509

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 21, 2010

Tejon Ranch Co.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7183	77-0196136
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P. O. Box 1000, Lebec, California	93243
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 661 248-3000

(Former Name or Former Address, if Changed Since Last Report)

Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Signatures

Item 8.01	Other Events

As previously disclosed, in 2008, Tejon Ranch Co., or the Company, entered into a conservation and land use agreement, or the Agreement, with five resource groups Audubon California, the Endangered Habitats League, Natural Resources Defense Council, Planning and Conservation League, and Sierra Club (collectively, the Resource Groups). Pursuant to the Agreement, the Resource Groups were granted options to acquire conservation easements over five parcels comprising approximately 62,000 acres of ranch land with the price for each conservation easement to be established through an appraisal process in accordance with California state law. The conservation easements do not limit any of the current income producing activities that we are currently performing on this land such as oil production and farming activities. The easements do however limit future land development activities. Land development in these areas was not expected to occur for many years. See the Company’s Current Report on Form 8-K dated June 23, 2008 for additional details regarding the Agreement.

Over the last several months the California Wildlife Conservation Board, or WCB, has been directing five separate appraisals of each of the five parcels through an appraisal process that includes an independent appraisal of each parcel as to the conservation easement value, a review of each parcel’s appraisal by an independent reviewer, and then a final review by the Department of General Services of California. WCB is conducting the appraisals as the funding entity for the Resource Groups.

On October 15, 2010, the Company received the appraisals for each of the five parcel areas under option. The five areas under option are: Old Headquarters area, 26,716 acres; the White Wolf area, 15,500 acres; the Bi-Centennial area, 11,018 acres; the Tri-Centennial area, 7,183 acres; and the Michener area, 1,585 acres. The appraiser determined that the aggregate value of the conservation easements covering the above acreage was $15,750,000. In the appraisal, the appraiser noted that in his opinion the highest and best use of the above acreage in the before easement condition, in the current economic environment, was as agricultural land primarily used for grazing activities. The appraiser’s before easement value of the acreage was $50,000,000 based on his highest and best use analysis and the current economic environment. These appraisals relate only to the above areas. The Company is currently having the appraisals reviewed by a third party to get a second independent review of the reports as well as to confirm that the appraisal was done in accordance with the terms of the Agreement.

The next steps in this option process are for WCB to receive funding approval from its board of directors to provide funding to the Resource Groups, and for the Company to complete its evaluations of the just recently received data. In WCB’s approval process the above appraisal information will also be made public.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2010	TEJON RANCH CO.

	By:	/S/ ALLEN E. LYDA
	Name:	Allen E. Lyda
	Title:	Senior Vice President, and Chief Financial Officer

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